Exhibit 99.1

PRSRT STD

US Postage

PAID

Raleigh, NC

Permit No. 2214

P.O. Box 18367

Raleigh, NC 27619

Please contact Kirk Whorf

at 919-645-2707 or email him at

kwhorf@northstatebank.com

to update your mailing address.

SAVE THE DATES!

North State Bancorp -

Annual Shareholder Meeting –

Thursday, May 29, 2008

2008 North State Bank Summer Salute for
Hospice of Wake County –
Saturday, May 31, 2008

North State Bank / Raleigh 919-787-9696

www.northstatebank.com

GETTING TO KNOW... DAVID SHIPP

As executive vice president and chief credit officer of North State Bank, David Shipp manages the bank’s loan portfolio while assisting in the development of loan policies, loan structures, repayment and collateral. Managing credit risk is important at North State Bank and will assure a better future, requiring strong, capable leadership.

“For me,” David shares, “it is about managing risk— specifically credit risk. It is important for us to do the right thing for our bank and for our customers from a credit management standpoint. Helping people get into more debt than they can possibly handle— whether an individual or a large corporation—doesn’t make sense for either side. It is my job to make sure that doesn’t happen at North State Bank.”

David graduated from the University of South Carolina with a bachelor’s degree in accounting before moving on to the University of Texas at Austin where he earned his MBA. “I joined the banking industry wanting to learn more about a diverse group of companies and management teams,” he said. “That has happened. I enjoy a fast paced environment and being exposed to lots of new and different things. Over the past years, the banking industry—with all of the changes in technology, particularly—has provided a pretty exciting journey.”

Along with the bank’s executive team, David is actively involved in shaping the strategic direction of North State Bank. “I plan to be part of the bank’s growth, to help shape an already great work environment, and to be a good steward of North State’s core values,” he said.

David enjoys spending time with his wife, Kerre, and their two children, Lori and David. While away from work, you may find David enjoying a game of tennis or traveling with his family to discover new places.

When asked what he likes most about working at North State Bank, David’s response was quick: “The people! Everyone here is great; they are helpful and very knowledgeable. I couldn’t ask for a better group of people to work with.”

REPORT FOR NORTH STATE BANCORP SHAREHOLDERS ■ WINTER 2007

TO OUR SHAREHOLDERS, CUSTOMERS, AND FRIENDS:

As your CEO, I started 2008 off in the unique position of having to publicly stand up for our Company and the success we have had to date. I would like to share this experience with you. In the final issue of Triangle Business Journal (TBJ) for 2007, a local reporter noted a number of companies that were “losers” in a year-to-year comparison of stock price. I was surprised—as I am sure you would have been—to see North State Bancorp at the top of the list of losers. It was written in error, with the reporter subsequently saying that he failed to incorporate our 3-for-2 stock split in 2007 in his calculation. However, the article had been published and sent to thousands of readers, primarily business leaders, throughout the Triangle area and beyond.

While TBJ printed a small correction in the following week’s paper, I felt the need to set the record straight in a bolder way. To that end, I wrote a letter that we turned into a full-page ad and published in TBJ on January 18, 2008. While I cannot reprint the ad here at a size you can read, I would like to say that I was able to let TBJ readers know that we should not have even been mentioned in the article—much less been at the top of the list; that our Company has grown to more than $500 million in a few short years—including some difficult years for the banking industry as a whole; and, that we had provided a good rate of return for our shareholders. In fact, we established that if you purchased 1,000 shares of North State Bancorp stock in 2000, prior to our opening, that stock was valued at $40,294 as of January 10, 2008.

If you saw the article in December, I hope you also saw our ad in response to the incorrect report of our performance. If you have any questions about either, please let me know.

For the year ended December 31, 2007, North State Bancorp, the holding company for North State Bank, reported net income of $3.1 million compared to $3.3 million for the same period in 2006, a decrease of 6.1%. Net income per diluted share was $0.42 for 2007, compared to $0.46 for 2006. For the quarter ended December 31, 2007, the Company reported net income of $610,000 or $0.08 per diluted share compared to $960,000 or $0.13 per diluted share for the same period in 2006. All per share amounts have been adjusted for the June 28, 2007 and August 14, 2006 stock splits. While in a year-to-year comparison net income decreased for the quarter and for the year ended December 31, 2007, this was primarily due to strong loan growth of 36%, or $123.3 million, for the year. Half of this growth occurred during the fourth quarter, making it necessary to set aside $1.3 million in our provision for possible loan losses compared to $69,000 for the same period in 2006. Contributing to lower income, during the fourth quarter—actually starting in September, the Federal Reserve lowered the Fed Funds rate by 100 basis points.

In addition, 2007 was a year in which we invested in growth and people—establishing new offices and hiring new bankers in Downtown Raleigh and in Wilmington, and purchasing land for a new office on Falls of Neuse Road in Raleigh. Specifically, personnel expense increased 19% over 2006, primarily attributable to the new staff required for these offices. These investments will enhance our Company in the quarters and years to come.

Total assets as of year-end 2007 were $547.5 million, compared to total assets of $455.5 million at year-end 2006, an increase of $92.0 million or 20.4%. Total deposits and total loans for the period ended December 31, 2007 were $457.3 million and $469.2 million, respectively, compared to $402.1 million and $345.9 million, respectively at December 31, 2006, representing increases of 13.7% and 35.6%, respectively. I am pleased to report that asset quality remains strong as measured by nonperforming assets, past due loans, and charge-offs, which were 0.08% for the entire year, a year where many of our peers saw nonperforming assets and charge-offs increase well above that percentage. In addition, the Company has no exposure to subprime loans.

Our net interest margin remained strong—at the same level for 2007 as it was in 2006—which put us ahead of many banks that struggled to maintain this important key to profitability.

At this point, the year has started off on an interesting note for all banks—with the Federal Reserve already lowering interest rates by an early unprecedented 125 basis points in just nine days. It remains to be seen, of course, how the year will play out for our nation, as we deal with the subprime lending crisis, falling home values, and the upcoming presidential election. As for North State? We will lean into the difficult times in order to position ourselves well for the future. We will leverage the knowledge of our people to provide benefits for our customers, our shareholders, and our communities. We will manage risk wisely. We will invest in and deploy technology to provide the products and services our customers require. We will continue to hire and educate exceptional people and exceptional bankers. As you can tell, we are always planning and preparing for the next levels of success. This will not stop.

As we begin another year, we continue to appreciate your commitment to North State. We hope you enjoyed a successful 2007 and are enjoying a great start to 2008. If any of our staff can be of service to you, please call on us to discuss your banking needs.

Very cordially,

Larry D. Barbour
President and CEO

MOBILE BANKING @ NORTH STATE BANK

With over 200 million Americans owning cell phones, the demand for increased functionality has rapidly advanced from personal communication to personal management. Now, North State Bank is adding another valuable service - mobile banking! With mobile banking, cell-phone-using customers, with Internet capabilities, can perform banking transactions literally anywhere, anytime.

Sandra Temple, EVP and COO, explains, “Our customers have come to expect North State Bank to be on the forefront of technology. We’re proud to offer another valuable service which will provide convenience to our customers through a state-of-the-art mobile banking solution. We plan to add this new exciting self-service banking solution in April 2008. We think it will strengthen existing customer relationships while giving us a competitive advantage in our markets.”

Personal accounts can be viewed on cell phone screens, and customers will be able to safely conduct the following transactions as all data is encrypted:

•	viewing balances and transactions

•	viewing history

•	initiating account transfers

•	pay bills using mobile bill pay

•	transferring funds between accounts

Bank anywhere, anytime with North State Bank’s mobile banking!

A Time To Say Thanks

One might say that October was customer appreciation month here at North State Bank. Over 400 customers gathered at our West Raleigh office on October 11, 2007, for a day of great food and fellowship. On the beautiful, crisp fall day, the parking lot was filled with guests enjoying catering by Raleigh’s own Ole Time Barbecue. Lu Ann Herring, senior vice president and West Raleigh market executive commented, “We could not have had better company join us as we celebrated a great day in West Raleigh. We had tremendous support from our customers, local board members, and fellow staff members. Events such as this are a reminder of what our bank is truly about. We are already looking forward to next year’s event!”

In North Raleigh, customers gathered on the site where our future office will be built on Falls of Neuse Road. It was an exciting day as customers were able to catch a glimpse of what the new office building will look like. “I can promise you that while people enjoy a free lunch,” commented Gary Woodlief, senior vice president and North Raleigh market executive, “you only get a good turnout like this due to the relationships we have with our customers. There were a lot of busy, influential people in our Wake County market who took the time to join us. We were honored to have them as guests.”

CONTINUING EDUCATION COURSES

LUNCH AND LEARN

This fall, North State Bank was pleased to sponsor and host four continuing education courses—two for accountants and two for attorneys. Each course was held in both Raleigh and Wilmington, and participants were invited to join our bankers for lunch after the sessions ended.

Accountants were eligible to complete one CPE credit hour on the topic of CDARS—Certificate of Deposit Account Registry Service. Neil Christy of Promontory Interfinancial Network, LLC, facilitated the session.

Attorneys who attended the course on Check 21 Legislation were granted two CLE credit hours. The course took an in-depth look at the law, the reasoning behind it, the technology developed to support it, its impact, and how to guard against potential misuse or fraud. Facilitators of this course were three North State Bankers: Greg Asbelle, vice president and director of cash management; Bill Wiley, senior vice president and chief risk officer; and Susan Perry, assistant vice president and risk and compliance analyst.

Based on the response we received, as well as the positive comments from attendees, you can expect more continuing education courses “sponsored by” North State Bank in the future. As we respond to the specific needs of our target clients, we believe they will respond to us.

NORTH STATE BANCORP STOCK PRICE

(MAY 2002 - DECEMBER 2007)

FOURTH QUARTER REPORT 2007

SUMMARY BALANCE SHEET

As of December 31, 2007

(in thousands)

ASSETS
Cash, due from banks	$11,425
Interest-earning deposits with banks	1,139
Federal funds sold	18,202
Investment securities available for sale at fair value	34,843
Loans less allowance ($5,020)	464,208
Other assets	17,703

Total assets	$547,520
LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand deposits	$94,788
Interest-bearing deposits	362,522

Total deposits	457,310
Other borrowings	54,218
Other liabilities	4,435

Total liabilities	515,963
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	31,557

Total liabilities and shareholders’ equity	$547,520

SUMMARY STATEMENT OF INCOME & EXPENSE

For the quarter and year ended December 31, 2007

(in thousands except per share data)

	Quarter	Year-to-date
Interest income	$8,858	$32,738
Interest expense	4,300	15,439

Net interest income	4,558	17,299
Provision for loan losses	662	1,339

Net interest income after provision for loan losses	3,896	15,960
Noninterest income	275	1,121
Noninterest expenses	3,176	12,033

Net income before income taxes	995	5,048
Income tax expense	385	1,953

Net income	$610	$3,095
Earnings per diluted share	$0.08	$0.42

SIGNIFICANT RATIOS

For the quarter and year ended December 31, 2007

Return on average assets	0.47%	0.65%
Return on average equity	7.75%	10.59%
Efficiency ratio	65.71%	65.33%
Nonperforming loans		$3,103
Ratio of allowance for loan losses to nonperforming and nonaccrual loans		1.62x
Allowance for loan losses to loans		1.07%

The information as of and for the quarter and year ended December 31, 2007, as presented is unaudited. This newsletter contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company’s sec filings, including its periodic reports under the securities exchange act of 1934, as amended, copies of which are available upon request from the company.